Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Philip Morris International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value	457(c) and 457(h)	500,000	$158.25 (2)	$79,125,000(2)	0.0001381	$10,927.16
Fees to Be Paid	Other	Participation Interests	Other	(1)	—	$—	—	(3)
Total Offering Amounts						$79,125,000(2)		$10,927.16
Total Fee Offsets(4)								$—
Net Fee Due								$10,927.16

(1)Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends, recapitalization or other similar transactions as well as an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)The maximum aggregate offering price reflected in the table above has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933. The offering price per unit and maximum aggregate offering price are based on the average of the high ($159.85) and low ($156.65) sales prices of the common stock, as reported on the New York Stock Exchange, on December 19, 2025.
(3)In accordance with Rule 457(h)(2) of the Securities Act, no registration fee is required to be paid.
(4)The Registrant does not have any fee offsets.